Exhibit 99.4

LETTER TO CLIENTS OF NOMINEE HOLDERS

Subscription Rights to Shareholders of Seven Hills Realty Trust on November 10, 2025

To Our Clients:

Seven Hills Realty Trust (the “Company”) is offering common shares of beneficial interest, par value $0.001 per share (“Common Shares”), of the Company pursuant to transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of Common Shares at 5:00 p.m., New York City Time, on November 10, 2025 (the “Record Date”). The Subscription Rights and Common Shares are described in the Company’s prospectus supplement dated October 30, 2025 and accompanying prospectus dated September 29, 2025 (together, the "Prospectus"). The Subscription Rights will permit Record Date shareholders to purchase up to an aggregate of 7,532,861 Common Shares as described in the Prospectus. The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City Time, on December 4, 2025, unless extended (the “Expiration Date”).

Enclosed for your consideration are:

1. the Prospectus regarding the rights offering (the “Rights Offering”); and

2. a Beneficial Owners Election Form, to be used to instruct us whether or not to exercise Subscription Rights on your behalf.

As described in the Prospectus, you will receive one Subscription Right for each Common Share owned at 5:00 p.m., New York City Time, on the Record Date (the “Primary Subscription Right”). Each holder of Subscription Rights is entitled to subscribe for one Common Share for every two Subscription Rights held at the subscription price of $8.65 per Common Share (the “Subscription Price”). For example, if you owned 100 Common Shares as of 5:00 p.m., New York City Time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 50 Common Shares at the Subscription Price. The Company will not issue fractional Common Shares upon the exercise of Subscription Rights; accordingly, Subscription Rights may be exercised only in integer multiples of two, except that any Record Date shareholder who owns fewer than two Common Shares as of the Record Date may subscribe, at the Subscription Price, for one full Common Share.

If you elect to purchase the maximum amount of Common Shares that you are entitled to purchase pursuant to your Primary Subscription Right, you will also be entitled to exercise an over-subscription privilege (the “Over-Subscription Privilege”) to subscribe, subject to allotment, to purchase additional Common Shares, if any, that are not purchased by other holders pursuant to their Primary Subscription Rights (the “Unsubscribed Shares”) as of the Expiration Date. If sufficient Unsubscribed Shares are available, the Company will honor over-subscription requests in full. Common Shares acquired pursuant to the Over-Subscription Privilege are subject to proration and share ownership limitations set forth in the Company’s declaration of trust. See “The Offering – Over-Subscription Privilege” in the Prospectus. If the number of Unsubscribed Shares is not sufficient to satisfy in full all Over-Subscription Privilege requests, then the Unsubscribed Shares will be allocated pro rata among Holders in proportion to the number of rights exercised by such Holder under his or her Primary Subscription Right; provided, however, that no Holder shall be allocated a greater number of Unsubscribed Shares than such Holder paid for.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Common Shares available to you, assuming that no stockholder other than you has purchased any Common Shares pursuant to the Primary Subscription Right and Over-Subscription Privilege. Any excess subscription payments received by the Subscription Agent will be returned, without interest.

The Company will not be able to satisfy a holder’s exercise of the Over-Subscription Privilege if all of the holders exercise their Primary Subscription Rights in full, and the Company will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of Subscription Rights under the Primary Subscription Rights.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the aggregate Subscription Price you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest. To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Offering — Over-Subscription Privilege” in the Prospectus.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON SHARES CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Common Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Common Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election” form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of this Rights Offering. This Rights Offering will expire at 5:00 p.m., New York City Time, at the Expiration Date. Once you have exercised the Primary Subscription Right or the Over-Subscription Privilege such exercise may not be revoked, even if this Rights Offering is extended by the Company.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent for this Rights Offering. Any questions or requests for assistance concerning this Rights Offering should be directed to the Information Agent at the below address:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, NY 10005

Bankers and Brokers Call: (646) 970-2125

Others Call Toll Free: (866) 342-4881

Email: SEVN@dfking.com

Very truly yours,

Seven Hills Realty Trust

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